EXHIBIT 99.1

November 8, 2005

NEWS RELEASE to Lexington Herald Leader

First Security Bancorp, Inc., the parent of First Security Bank of Lexington, announced its financial results for the quarter ended September 30, 2005.

Net income for the quarter ended September 30, 2005 was $373,000, or $0.24 per share (on a diluted basis) as compared to a net loss of $1,000 for the quarter ended September 30, 2004. Net income for the nine months ended September 30, 2005 was $1,207,000, or $0.77 per share (on a diluted basis) as compared to $403,000, or $0.26 per share for the nine months ended September 30, 2004. The improvement in the first nine months of 2005, as compared to the first nine months of 2004, represents a 200% increase in net income and a 196% increase in net income per share on a diluted basis.

Earnings for the current quarter, as compared to the third quarter of 2004, were positively impacted by a number of factors, including increases in the yield on the Bank’s earning assets brought about by increases in the Bank’s prime lending rate, reductions in non-interest expenses and more effective funds management.

Total assets at September 30, 2005 were $203.5 million as compared to $214.0 million at September 30, 2004, for a decline of $10.5 million. Compared to the December 31, 2004 balance of $217.4 million, total assets declined by $13.9 million. The decline from December 31, 2004 is primarily attributable to a decline in federal funds sold.

CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands, except share data)

	9/30/05	12/31/04	9/30/04
Assets
Cash & Due From Banks	$4,103	$4,446	$4,753
Federal Funds Sold	4,304	18,568	7,216
Securities	36,800	33,748	36,265
Loans	149,967	152,576	157,984
Allowance For Loan Losses	(1,462)	(1,720)	(2,298)
Net Loans	148,505	150,856	155,686
Other Assets	9,803	9,816	10,090
Total Assets	$203,515	$217,434	$214,010
Liabilities & Shareholders’ Equity
Deposits
Non-interest Bearing	$20,655	$22,670	$23,002
Savings, Money Market & NOW	46,746	55,180	54,491
Certificates of Deposit	101,642	101,012	93,153
Total Deposits	169,043	178,862	170,646
Repurchase Agreements	3,518	5,857	8,263
Other Borrowed Funds	8,330	11,246	13,821
Other Liabilities	1,115	861	942
Total Liabilities	182,006	196,826	193,672
Shareholders’ Equity	21,509	20,608	20,338
Total Liabilities & Shareholders’ Equity	$203,515	$217,434	$214,010

CONSOLIDATED INCOME STATEMENTS (unaudited)
(in thousands, except per share data)
Three Months Ended    Nine Months Ended
	9/30/2005	9/30/2004	9/30/2005	9/30/2004
Interest Income	$3,067	$2,639	$8,839	$8,057
Interest Expense	(1,254)	(1,054)	(3,561)	(3,376)
Net Interest Income	1,813	1,585	5,278	4,681
Loan Loss Provision	-	(222)	-	(297)
Net Interest Income After Provision	1,813	1,363	5,278	4,384
Other Income	215	361	648	1,272
Other Expenses	1,481	1,735	4,143	5,081
Provision for Federal Income Tax	(174)	10	(576)	(172)
Net Income (loss)	$373	$(1)	$1,207	$403

Earnings Per Share
Basic	$0.24	$0.00	$0.77	$0.26
Diluted	0.24	0.00	0.77	0.26

Where appropriate, some items in the prior financial statements have been reclassified to conform to the current presentation.